EXECUTION COPY


                                SERVICE AGREEMENT

         Agreement, dated October 29, 2002, among Pioneer Investment Management, Inc. ("PIM"), Pioneer Protected Principal Plus Fund (the "Trust") on behalf of its series, Pioneer Protected Principal Plus Fund (the "Fund"), Brown Brothers Harriman & Co., Inc. (the "Custodian") and Main Place Funding, LLC (the "WARRANTY PROVIDER").

         Whereas, pursuant to a Custodian Agreement currently in full force and effect between the Custodian and Pioneer Funds, dated as of July 1, 2001, as supplemented as of September 3, 2002, to add the Trust on behalf of the Fund as a party (the "Custodian Agreement"), the Custodian serves as custodian to the Fund;

         Whereas, PIM acts as investment adviser to the Fund;

         Whereas, the Trust on behalf of the Fund, the Warranty Provider and PIM are parties to a Financial Warranty Agreement, dated October 29, 2002 (the "Financial Warranty Agreement"); and

         Whereas, PIM, the Fund, the Warranty Provider and the Custodian wish to clarify certain arrangements in connection with the Financial Warranty Agreement.

Now therefore, PIM, the Fund, the Warranty Provider and the Custodian hereby agree as follows:

1. During the Term (as defined below), the Custodian shall permit the Warranty Provider and Banc of America Securities LLC (the "Calculation Agent") to have continuous access to the Custodian's Information Display System or any equivalent successor system (the "BID System") solely for the purpose of monitoring the investment positions maintained by the Fund. The Warranty Provider agrees to abide by such conditions of use for such BID System as the Custodian shall reasonably impose upon prior notice to the Warranty Provider of at least one month.

2. During the Term, the Custodian shall provide to the Warranty Provider and the Calculation Agent not later than 9:00 a.m. (Eastern time) on each Exchange Business Day (as defined in the Financial Warranty Agreement) electronically in a format acceptable to the Warranty Provider (i) a copy of the records it maintains with respect to the assets of the Fund as of the close of business on the prior Exchange Business Day and (ii) a list of all of the Fund's trades during such prior Exchange Business Day.

3. The Custodian agrees that if the Warranty Provider or the Calculation Agent delivers irrevocable instructions in the form attached hereto as Annex A which has been executed by PIM (the "Irrevocable Instructions"), the Custodian shall (i) comply with such Irrevocable Instructions promptly, but in any event, within two Exchange Business Days (as defined in the Financial Warranty Agreement), and (ii) not invest, dispose of or reinvest any of the Fund's assets except in accordance with such Irrevocable Instructions. Each of PIM and the Fund agrees that the delivery of such Irrevocable Instructions shall constitute an "Instruction" from an "Authorized Person" (as those terms are defined in the Custodian Agreement). Upon receipt of the Irrevocable Instructions, the Custodian shall disregard any further Instructions (other than Redemption Instructions (as defined in the Irrevocable Instructions), provided that such Redemption Instructions are made in accordance with the Irrevocable Instructions) that it may receive from PIM (or any subadviser to the Fund), the Fund or any other Authorized Person with respect to the investment of the Fund's portfolio until notified otherwise in a writing signed by both the Warranty Provider and PIM (the "Joint Instructions"). The Custodian shall have no liability for any losses that may occur as a result of its disregarding any Instructions or other directions (other than Redemption Instructions, provided that such Redemption Instructions are made in accordance with the Irrevocable Instructions) received from PIM (or any subadviser of the Fund), the Fund or any other Authorized Person after the Irrevocable Instructions have been delivered to the Custodian by the Warranty Provider and prior to the time that the Joint Instructions have been delivered to the Custodian. Upon receipt of the Irrevocable Instructions, the Custodian shall promptly notify PIM of the receipt of such Irrevocable Instructions.

4. This Agreement shall be effective from the date hereof until the earlier of the termination of the Custodian Agreement (unless the Custodian and the Fund enter into a successor custodian agreement immediately after such termination) and the Termination Date (as defined in the Financial Warranty Agreement) (the "Term").

5. If any provision(s) contained in the Custodian Agreement contradict(s) any provision(s) contained in this Agreement, the provision(s) of this Agreement shall control. Except as specifically provided herein, (i) the Custodian shall have no express or implied duties of any kind with respect to the subject matter herein and (ii) the Custodian shall have no duty whatsoever to monitor the investment positions maintained by the Fund. As between the Custodian and Fund, nothing contained herein shall alter or amend the rights of the Custodian under the Custodian Agreement.

6. Nothing in this Agreement shall limit the rights of the Board of Trustees and duly appointed officers of the Fund to provide Instructions to the Custodian with respect to the Fund under the Custodian Agreement and prior to the delivery by the Warranty Provider of the Irrevocable Instructions.

7. The parties hereby agree that the indemnification obligations set forth below shall survive the termination of this Agreement:

         (a) The extent of the Custodian's liability for the negligent execution of an Irrevocable Instruction shall be determined in accordance with the terms and conditions of the Custodian Agreement. The Custodian's obligation to indemnify the Warranty Provider for the negligent execution of an Irrevocable Instruction shall be determined in accordance with the Custodian's obligations and standard of care set forth in the Custodian Agreement; PROVIDED, HOWEVER, that the Custodian shall not be liable for any losses resulting directly or indirectly from any action or omission on the part of the Warranty Provider which constitutes negligence, recklessness, bad faith or willful misconduct by the Warranty Provider.

         (b) The Warranty Provider agrees to indemnify and hold harmless the Custodian if the Irrevocable Instructions are negligently delivered to the Custodian by the Warranty Provider (or the Calculation Agent on its behalf) and the Custodian incurs losses as a result of the Custodian complying in accordance with the terms of this Agreement with such Irrevocable Instructions (or any part thereof); PROVIDED, HOWEVER, that the Warranty Provider shall not be liable for any losses resulting, directly or indirectly, from any action or omission on the part of the Custodian which constitutes negligence, recklessness, bad faith or willful misconduct by the Custodian.

         (c) The remedies provided for in this Section 7 shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

8. Except to the extent otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (and if, sent by mail, certified or registered, return receipt requested) or confirmed facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent, addressed as follows:

                  If to PIM:
                           Pioneer Investment Management, Inc.
                           60 State Street
                           Boston, MA 02109
                           Attention:  General Counsel
                           Telephone:  (617) 742-7825
                           Facsimile:  (617) 422-4223

                  If to the Fund:
                           c/o Pioneer Investment Management, Inc.
                           60 State Street
                           Boston, MA 02109
                           Attention:  General Counsel
                           Telephone:  (617) 742-7825
                           Facsimile:  (617) 422-4223

                  If to the Custodian:
                           Brown Brothers Harriman & Co., Inc.
                           40 Water Street
                           Boston, Massachusetts 02101
                           Attention:  Hugh B. Bolton
                           Telephone:  (617) 772-6390
                           Facsimile:  (617) 772-2263

                  If to the Warranty Provider:
                           c/o Banc of America Securities LLC
                           9 West 57th Street
                           New York, NY 10019
                           Attention: Kevin Beauregard, Managing Director
                           Telephone: (212) 583-8205
                           Facsimile: (212) 847-6570

         or such other address and/or addresses (and with copies to such persons) as shall be specified in writing by any such party to the others.

9. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The parties further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereunder is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

10. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11. PIM, THE FUND, THE CUSTODIAN AND THE WARRANTY PROVIDER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND PIM, THE FUND, THE CUSTODIAN AND THE WARRANTY PROVIDER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. PIM, THE FUND, THE CUSTODIAN AND THE WARRANTY PROVIDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT THEY MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. PIM, THE FUND, THE CUSTODIAN AND THE WARRANTY PROVIDER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

         PIM, THE FUND, THE CUSTODIAN AND THE WARRANTY PROVIDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH OF PIM, THE FUND, THE CUSTODIAN AND THE WARRANTY PROVIDER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

12. Nothing in this Agreement, express or implied, shall or is intended to confer any rights upon any Person other than the parties hereto or their respective successors or assigns, including, without limitation, any shareholder of the Fund.

13. The parties hereto shall, upon the request of PIM, the Fund, the Custodian or the Warranty Provider from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable period following such request, such amendments or supplements hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of this Agreement and the other Transaction Documents (as defined in the Financial Warranty Agreement).

14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws provisions thereof).

15. This Agreement may be executed in counterparts of the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.









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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

                        PIONEER INVESTMENT MANAGEMENT, INC.


                        By: /s/ Mark D. Goodwin
                             Name: Mark D. Goodwin
                             Title: Treasurer


                        PIONEER PROTECTED PRINCIPAL PLUS FUND on behalf of its
                             series, PIONEER PROTECTED PRINCIPAL PLUS FUND


                        By: /s/ Vincent Nave
                             Name: Vincent Nave
                             Title: Treasurer


                        MAIN PLACE FUNDING, LLC


                        By: /s/ Susan C. Carr
                             Name: Susan C. Carr
                             Title: President


                        BROWN BROTHERS HARRIMAN & CO., INC.


                        By: /s/ Stokley P. Towles
                             Name: Stokley P. Towles
                             Title: Partner